Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-112132) of UGI Corporation of our report dated June 21, 2003 relating to the financial statements of AGZ Holding, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers Audit

Jean-Pierre Caroff

Paris, France

March 11, 2004